EXHIBIT 99.2

first financial bancorp

Acquisition of Flagstar Bank, FSB Indiana Branches

August 16, 2011

FFBC NASDAQ GLOBAL SELECT

Forward Looking Statement Disclosure

FIRST
first financial bancorp

Certain statements contained in this presentation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as "believes", "anticipates", "likely", "expected", "intends", and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management's analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

- management's ability to effectively execute its business plan;
- the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;
- the effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;
- the ability of financial institutions to access sources of liquidity at a reasonable cost;
- the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury's TARP and the FDIC's Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;
- the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
- inflation and possible changes in interest rates;
- our ability to keep up with technological changes;
- our ability to comply with the terms of loss sharing agreements with the FDIC;
- mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the previous activities of Irwin Union Bank & Trust Company and its former affiliates, including the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings;
- the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our company;
- expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;
- our ability to increase market share and control expenses;
- the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
- adverse changes in the securities and debt markets;
- our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
- monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;
- our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
- the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

first financial bancorp

Transaction Summary

Transaction	▪ Acquiring approximately $525.9 million of deposits and 22 retail branch locations in Indiana, 18 of which are located in the Indianapolis, IN MSA ▪ 13 brick & mortar branches to be acquired ▪ Nine in-store branches to be acquired
Consideration	▪ 4.37% premium on total deposits assumed ▪ Approximate $23.0 million premium based on June 30, 2011 deposit balances assumed
Assets Acquired	▪ Receiving all cash, net of the deposit premium and fixed assets ▪ Land, buildings and other fixed assets acquired at Flagstar's net book value
Due Diligence	▪ Completed
Approvals	▪ Regulatory approval required for both companies
Closing	▪ Expected to be fourth quarter 2011 ▪ Subject to other customary closing conditions

FIRST

first financial bancorp

Transaction Highlights

Strategic Rationale

- Significantly enhances presence in key market of Indianapolis, IN
- Demographically desirable branch locations within the Indianapolis MSA
- High scarcity value – very few acquisition targets available in the Indianapolis MSA with similar scale and attractive branch footprint
- Provides service capabilities in other markets within existing footprint
- Provides immediate scale and earlier profitability compared to building similar branch network
- Strong growth potential under First Financial brand
- Positions First Financial as one of the largest community banks operating in Indianapolis MSA

Low Operational Risk

- Strong knowledge of market
- Similar customer-focused retail banking culture
- Size of acquired operations and prior acquisition experience minimizes integration risk

Financially Compelling

- Expected to be accretive to EPS in 2013; modestly dilutive in 2012 due to integration costs and initial concentration of interest-earning assets in investments relative to deposit costs
- Internal rate of return exceeds minimum benchmark
- Pro forma capital ratios remain strong and still provide ability to either take advantage of future strategic opportunities and/or maintain recently announced increase in dividend

fIRST
first financial bancorp

Branch Map and Deposit Market Share

Indiana


South Bend
Gary
Fort Wayne
Bloomington

First Financial Bancorp.
Flagstar Bancorp Inc.

Pro Forma Deposit Market Share
Indianapolis, IN MSA
FDIC Deposit Data as of June 30, 2010 - Holding Company Level

2010 Rank	Name	City, State	Number of Branches	Total Deposits ($000s)	Market Share (%)
1	JPMorgan Chase & Co.	New York, NY	83	$ 7,597,853	25.3
2	PNC Financial Services Group Inc.	Pittsburgh, PA	72	6,336,123	21.1
3	Fifth Third Bancorp	Cincinnati, OH	48	2,776,731	9.2
4	BMO Financial Group	Toronto, Ontario	42	2,286,489	7.6
5	Huntington Bancshares Inc.	Columbus, OH	46	1,901,981	6.3
6	KeyCorp	Cleveland, OH	32	1,385,824	4.6
7	Regions Financial Corp.	Birmingham, AL	29	1,157,505	3.9
8	National Bank of Indianapolis Corp.	Indianapolis, IN	12	1,070,461	3.6
9	Old National Bancorp	Evansville, IN	53	807,793	2.7
10	First Merchants Corp.	Muncie, IN	17	591,250	2.0
11	**Pro Forma First Financial Bancorp**	**Cincinnati, OH**	**23**	**522,352**	**1.7**
14	**Flagstar Bancorp Inc.**	**Troy, MI**	**18**	**271,793**	**0.9**
15	**First Financial Bancorp.**	**Cincinnati, OH**	**5**	**250,559**	**0.8**
	Other Institutions		**140**	**3,604,265**	**12.0**
	Market total		**597**	**$ 30,038,627**	**100.0**

Source: SNL Financial LC
Note: Flagstar Indiana deposits do not include deposits held by Indiana-based public entities

- Very few community banks remaining in the Indianapolis market with the scale and branch network provided by the Flagstar branches
- Acquisition provides a solid platform for accelerated growth in the commercial, retail and wealth management business lines

FIRST

first financial bancorp

Indianapolis MSA Branch Map

Compared to other locally headquartered institutions with all of their branches located within the Indianapolis MSA, the Flagstar branches are more concentrated in desirable locations within the metropolitan area – all but one Flagstar branch are within 15 miles of downtown Indianapolis.



Carmel
Lawrence
Plainfield
Greenwood

- First Financial Bancorp.
- Flagstar Bancorp Inc.

Source: SNL Financial, LC

fiRST
first financial bancorp

Assumed Deposit Composition
As of June 30, 2011

- First Financial expects to build the deposit base towards a composition mirroring its existing strategic portfolio
- Approximately 80% of the retail and jumbo certificates of deposit mature by December 31, 2012
- 100% of the public funds certificates of deposit mature by December 31, 2012

Deposits Assumed – $525.9 million


$53,209
10.1%
$7,584
1.4%
$29,167
5.5%
$120,261
22.9%
$144,722
27.5%
Dollars in thousands
$108,805
20.7%
$62,122
11.8%
Non int. bearing trans.
Interest bearing trans.
MMDA and savings
Retail time deposits
Jumbo time deposits
Public funds - trans. and savings
Public funds - time deposits

Assumptions and Financial Impact

Conservative Financial Assumptions

- Portion of cash received in transaction will be immediately invested in securities; will maintain some liquidity to fund time deposit maturities
- First Financial operating cost structure implemented on acquired operations
- Conservative noninterest income assumptions given regulatory changes
- Core deposit intangible currently estimated to be 3.00%; remaining deposit premium classified as goodwill
- Integration-related and one-time costs of approximately $3.0 million
- Conservative terminal earnings multiple applied in IRR calculation

Financial Impact

- Accretive to 2013 EPS and strong earnings contribution expected in future periods; modestly dilutive to 2012 EPS due to integration costs and majority of interest-earning assets in investments
- 3.7% dilutive to tangible book value on a stand alone basis at closing; Flagstar and Liberty transactions combined are 7.3% dilutive
- Internal rate of return exceeds internal benchmark and well in excess of First Financial's cost of capital
- Pro forma tangible common equity ratio of 9.05% and total capital ratio of 18.90%, including effect of Liberty transaction

fIRST
first financial bancorp

Balance Sheet and Capital Impact

Estimated Summary Balance Sheet Impact — *Dollars in thousands, except per share amounts*

	As of June 30, 2011 [1]			
	First Financial Bancorp	Flagstar Bank - Indiana	Liberty Savings Bank - Ohio	Pro Forma Combined
Cash and investments	$ 1,459,865	$ 490,097	$ 171,482	$ 2,121,444
Total loans, including covered loans	4,031,884	-	146,672	4,178,556
Total deposits	4,974,410	525,870	347,180	5,847,460
Tangible book value per share	$ 11.42	-	-	$ 10.58
Accretion / dilution				*(7.33%)*

[1] Liberty Savings Bank balances as of March 31, 2011

Estimated Balance Sheet and Regulatory Capital Ratios

	As of June 30, 2011		
	Actual	Pro Forma Flagstar Only	Pro Forma Flagstar and Liberty
Tangible common equity / tangible assets	11.11%	9.87%	9.05%
Tier 1 leverage	11.01%	9.81%	9.02%
Tier 1 capital	20.15%	19.08%	17.69%
Total capital	21.43%	20.34%	18.90%

FIRST

first financial bancorp

Another step on the path to success

FFBC
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